METLIFE EXECUTIVE SEVERANCE PLAN
     WHEREAS, the Company or an Affiliate has employed the Executives, and the Company has determined that the Executives hold critical positions with the Company;
     WHEREAS, the Company believes that, in the event it is confronted with a situation that could result in a change of ownership or control of the Company, continuity of management will be essential to its ability to evaluate and respond to such situation in the best interests of its shareholders;
     WHEREAS, the Company understands that any such situation will present significant concerns for the Executives with respect to the Executives’ financial and job security;
     WHEREAS, the Company desires to assure itself or its Affiliate of the Executives’ services during the period in which it is confronting such a situation, and to provide the Executives certain financial assurances to enable the Executives to perform the responsibilities of the Executives’ positions without undue distraction and to exercise judgment without bias due to personal circumstances;
     WHEREAS, to achieve these objectives, the Company desires to provide each of the Executives with certain rights and obligations upon the occurrence of a Change of Control (as so defined);
     NOW, THEREFORE, the Company has established the Plan.
     1. Operation, Term, Amendment and Termination. The term of the Plan shall commence on December 17, 2007 and continue until it is terminated in accordance with its terms. The Plan may be amended or terminated in a writing executed by an officer of Company authorized to do so by the Committee; provided, however, that:
     (a) the Plan may not be amended or terminated upon or after the date of a Change of Control and prior to the third anniversary of that Change of Control;
     (b) the Plan may not be amended or terminated upon or after the date of a Potential Change of Control and prior to a good faith determination by the Committee that the Potential Change of Control will not result in a Change of Control. No such determination shall be effective upon or after the date of a Change of Control;
     (c) no amendment or termination of the Plan which is adverse to the interests of an Executive will be of any effect as to such Executive if a Change of Control or Potential Change of Control occurs within 180 days of the date of execution of the amendment or termination;
     (d) no amendment or termination of the Plan will effect any Executive’s rights, if any, arising hereunder on or prior to the date of the amendment or termination; and

     (e) notwithstanding the terms of Sections 1(a), (b), (c), or (d), this Plan may be amended or terminated upon a good faith determination by the Committee that such action is necessary to maintain this Plan’s compliance with law to avoid tax or other legal violations or penalties that will harm the interests of the Executives.
     2. Definitions. (a) Accountants. “Accountants” shall mean the Company’s independent certified public accountants appointed prior to the date of a Change of Control or tax counsel selected by such Accountants.
     (b) Affiliate. An “Affiliate” shall mean any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, or is controlled by, the Company.
     (c) Annual Bonus. “Annual Bonus” means an annual bonus awarded or granted to an Executive under the Annual Variable Incentive Plan (or any successor plan thereto) or any other plan, agreement, or arrangement.
     (d) Base Salary. “Base Salary” means an Executive’s base salary, as it may be increased from time to time.
     (e) Base Amount. “Base Amount” shall have the meaning ascribed to such term under Section 280G(b)(3) of the Code.
     (f) Beneficial Ownership. “Beneficial Ownership” shall have the meaning ascribed to such term under Rule 13d-3 under the Exchange Act.
     (g) Board. “Board” means the Board of Directors of the Company or of any successor to the Company.
     (h) Cause. “Cause” means (i) an Executive’s conviction or plea of nolo contendere to a felony; (ii) an act of dishonesty or gross misconduct on an Executive’s part which results or is intended to result in material damage to the Company’s business or reputation; or (iii) repeated material violations by an Executive of the Executive’s Employment Obligations, which violations are demonstrably willful and deliberate on the Executive’s part. Any termination of an Executive’s employment by the Company (or Affiliate, as applicable) for Cause that causes the Executive’s Employment Period to end shall be communicated by the Company to the Executive by a Notice of Termination within 10 business days of the Company’s having actual knowledge of the events giving rise to such termination.
     (i) Change of Control. For the purposes of the Plan, a “Change of Control” shall be deemed to have occurred if, during the term of the Plan:
     (i) any Person acquires Beneficial Ownership, directly or indirectly, of securities of the Company representing 25% or more of the combined Voting Power of the Company’s securities;

     (ii) within any 24-month period, the Incumbent Directors shall cease to constitute at least a majority of the Board; provided, however, that any director elected or nominated for election to the Board by a majority of the Incumbent Directors then still in office shall be deemed to be an Incumbent Director for purposes of this Section 2(i)(ii);
     (iii) the stockholders of the Company approve a Corporate Event, and immediately following the consummation of which the stockholders of the Company immediately prior to such Corporate Event do not hold, directly or indirectly, a majority of the Voting Power of (a) in the case of a merger or consolidation, the surviving or resulting corporation, (b) in the case of a share exchange, the acquiring corporation or (c) in the case of a division or a sale or other disposition of assets, each surviving, resulting or acquiring corporation which, immediately following the relevant Corporate Event, holds more than 25% of the consolidated assets of the Company immediately prior to such Corporate Event; or
     (iv) any other event occurs which the Board declares to be a Change of Control.
     (j) COBRA Premiums. “COBRA Premiums” means the full undiscounted COBRA rate of premiums applicable to former participants and covered beneficiaries under applicable medical and dental plans for benefits for the first six months following the Date of Termination.
     (k) Code. “Code” means the United States Internal Revenue Code of 1986, as amended.
     (l) Committee. “Committee” means the Board Compensation Committee or such other Board committee charged with responsibility for executive compensation, or if no committee has been so charged the Board.
     (m) Company. “Company” means MetLife, Inc.
     (n) Continuing Benefit Plans. “Continuing Benefit Plans” means the Company’s (or Affiliate’s, as applicable) employee and executive plans providing medical, dental and long-term disability benefits.
     (o) Corporate Event. “Corporate Event” means a merger, consolidation, share exchange, division, sale or other disposition of all or substantially all of the assets of the Company which is consummated.
     (p) Covered Payments. “Covered Payments” means any amount or benefit paid or distributed to an Executive pursuant to the Plan, plus any amounts or benefits otherwise paid or distributed to the Executive by the Company or any Affiliate under any other plan, agreement, or arrangement that would be taken into account for purposes of determining if an Excess Parachute Payment has been made.

     (q) Date of Termination. “Date of Termination” means (i) in the case of a termination of an Executive’s employment for which a Notice of Termination is required, the date of receipt of such Notice of Termination or, if later, the date specified therein, as the case may be, and (ii) in all other cases, the actual date on which an Executive’s employment terminates, in each case if such termination causes the Employment Period to end.
     (r) Disability. “Disability” means an Executive’s inability to perform the duties of the Executive’s position, as determined in accordance with the policies and procedures applicable with respect to the Company’s (or Affiliate’s, as applicable) long-term disability plan, as in effect immediately prior to the date of a Change of Control; provided, however, that no inability to perform the Executive’s duties shall constitute Disability hereunder unless the Executive has requested that the Executive be considered for, and has qualified to receive, long-term disability benefits under a plan offered by the Company or an Affiliate to its employees.
     (s) Earned Obligations. “Earned Obligations” means an Executive’s full Base Salary through the Date of Termination (the timely payment of which shall mean payment in cash in a single lump sum as soon as practicable, but in no event more than 30 days (or at such earlier date required by law), following the Date of Termination), (ii) any vested amounts or benefits owing to the Executive under or in accordance with the terms and conditions of the Company’s and Affiliates’ otherwise applicable employee benefit plans and programs and any accrued vacation pay through the Executive’s Date of Termination or in connection with the termination of employment that causes the Employment Period to end, (iii) any other benefits payable due to an Executive’s death or Disability under the Company’s and Affiliates’ plans, policies or programs through the Executive’s Date of Termination or in connection with the termination of employment that causes the Employment Period to end.
     (t) End Date. “End Date” means the third anniversary of the Date of Termination.
     (u) Employment Obligations. “Employment Obligations” means, during the Employment Period, the devotion of full attention during normal business hours to the business and affairs of the Company and Affiliates and the use of an Executive’s best efforts to perform faithfully and efficiently responsibilities assigned to an Executive hereunder, to the extent necessary to discharge such responsibilities, except for (i) time spent in managing an Executive’s personal, financial and legal affairs and serving on corporate, civic or charitable boards or committees, in each case only if and to the extent not substantially interfering with the performance of such responsibilities, and (ii) periods of vacation and sick leave to which an Executive is entitled. The Executive’s continuing service on any boards and committees on which the Executive is serving or with which the Executive is otherwise associated immediately preceding the Effective Date shall not be deemed to interfere with the performance of the Executive’s Employment Obligations.
     (v) Employment Period. “Employment Period” means, with regard to each Executive, the period beginning on the date of a Change of Control prior to the termination of the Plan and ending on the earlier of the third anniversary of the Change of Control or the Executive’s Date of Termination.
     (w) Employment Terms. “Employment Terms” means terms and conditions of employment during the Employment Period consisting of the following:
     (i) Base Salary. An Executive shall receive a base salary at a monthly rate at least equal to the monthly salary paid to the Executive by the Company and any Affiliate immediately prior to the date of a Change of Control. The base salary shall be reviewed at least once each year after the date of a Change of Control, and may be increased (but not decreased) at any time and from time to time by action of the Board or any committee thereof, or the Board of Directors of an Affiliate or any committee thereof, or any individual having authority to take such action in accordance with the regular practices of the Company or an Affiliate. Neither the Base Salary nor any increase in the Base Salary after the date of a Change of Control shall serve to limit or reduce any other of the Employment Terms. An Executive’s Base Salary shall be paid no less frequently than monthly, except as electively deferred by the Executive pursuant to any deferral programs or arrangements that the Company or an Affiliate may make available to the Executive.
     (ii) Total Incentive Compensation.
     (a) In addition to the Base Salary, an Executive shall be afforded the opportunity to (1) receive an annual bonus in an amount which provides the Executive with at least the same bonus opportunity as other executives of the Company and Affiliates of a rank comparable to that of the Executive, and (2) participate in all long-term incentive compensation programs for key executives, including but not limited to those awards or grants made in the form of cash, stock awards, restricted stock, stock options, and other forms of Long-Term Compensation, at a level that is at least commensurate with the level made available from time to time to executives of the Company and Affiliates of a rank comparable to that of the Executive.
     (b) For each fiscal year that ends during the Employment Period, the aggregate of the value of the Total Incentive Compensation awarded or granted to the Executive attributable to that year shall be no lower than the highest aggregate value of Total Incentive Compensation awarded or granted to the Executive attributable to any of the prior three (3) fiscal years.
     (c) If any fiscal year commences but does not end during the Employment Period, an Executive shall be awarded or granted at least a pro-rated Annual Bonus attributable to the portion of the fiscal year occurring during the Employment Period, and such amount shall be no lower than the same pro-rated portion of the any of the three (3) prior

Annual Bonuses awarded or granted to the Executive attributable to complete fiscal years.
     (d) Each Annual Bonus shall be paid as soon as practicable following the year for which the amount (or any prorated portion) is awarded or granted, unless electively deferred by an Executive pursuant to any deferral programs or arrangements that the Company may make available to the Executive.
     (e) For all purposes of determining the value of Total Incentive Compensation or any of its components pursuant to this Section 2(w)(ii):
     (1) all compensation awarded or granted to an Executive (or, with reference to Section 2(w)(ii)(a), which an Executive has the opportunity to receive) prior to the date of a Change of Control shall be valued using the methods as were used by the Company or Affiliate (as applicable) in valuing that compensation for purposes of communicating that annual Total Incentive Compensation to the Executive in writing;
     (2) all compensation awarded or granted to an Executive (or, with reference to Section 2(w)(ii)(a), which an Executive has the opportunity to receive) during the Employment Period shall be valued using the same methods as were used by the Company or Affiliate (as applicable) in valuing compensation for purposes of communicating annual Total Incentive Compensation to the Executive in writing for the final fiscal year that began prior to the Employment Period and, should that communication fail to value a particular form of compensation that must be valued for purposes of this Section 2(w)(ii)(e)(2), otherwise using such methods as were presented or produced by the Board in writing in valuing the executive compensation programs of enterprises competitive to the Company or any Affiliates for the final fiscal year that began prior to the Employment Period; and
     (3) with regard to fiscal years or portions thereof during to the Employment Period, such awards or grants shall be attributable to such fiscal years or portions thereof only to the extent those awards or grants provided to an Executive within that fiscal year or in the first quarter of the following fiscal year are free of Company or Affiliate discretion to reduce the amount or value of the award or grant.
     (iii) Benefit Plans. An Executive (and, to the extent applicable, the Executive’s dependents) shall participate in or be covered under all pension, retirement, deferred compensation, savings, medical, dental, health, disability, group life, accidental death and travel accident insurance plans and programs of the Company or Affiliate, whichever is applicable, under the same terms and at the same participant cost as such benefits are made available from time to time to other similarly situated officers.
     (iv) Expenses. An Executive shall receive prompt reimbursement for all reasonable expenses incurred by the Executive in accordance with the policies and procedures of the Company or Affiliate, whichever is applicable, as in effect from time to time with respect to expenses incurred by other similarly situated officers.
     (v) Vacation and Fringe Benefits. An Executive shall be paid vacation and fringe benefits at a level that is commensurate with the paid vacation and fringe benefits available from time to time to other similarly situated officers.
     (vi) Indemnification. The Company (if the Executive is an officer or employee of the Company at the time of the events giving rise to the need for indemnity) and/or each Affiliate of which the Executive is an officer or employee at the time of the events giving rise to the need for indemnity, shall indemnify each Executive and hold each Executive harmless from and against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees, on the same terms and conditions applicable from time to time with respect to the indemnification of its other senior officers of comparable rank.
     (vii) Location. The Executive’s services shall be performed at the location where the Executive was employed immediately preceding the date of a Change of Control or at any other office or location not more than 50 miles from such pre-Change of Control location, except for travel reasonably required in the performance of the Executive’s responsibilities.
     (x) Excess Parachute Payment. “Excess Parachute Payment” shall have the meaning ascribed to such term in Section 280G of the Code.
     (y) Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (z) Excise Tax. “Excise Tax” means the tax imposed under Section 4999 of the Code (or any similar tax that may hereafter be imposed).
     (aa) Executive. “Executive” means an individual who, immediately prior to a Potential Change of Control or Change of Control, is either:
     (i) employed by the Company or an Affiliate and subject to the reporting requirements of Section 16 of the Exchange Act with regard to the Company, as determined by the Compensation Committee or Board of Directors of the Company; or

     (ii) granted eligibility under the Plan in a writing executed by an officer of Company authorized to do so by the Committee. Individuals granted eligibility under this Section 2(aa)(ii) will be listed in a appendix to the Plan.
     (bb) Good Reason. “Good Reason” means the occurrence of any of the following, without the express written consent of an Executive, during the Employment Period:
     (i) any failure by the Company (or Affiliate, as applicable) to comply with the Employment Terms, other than an insubstantial or inadvertent failure remedied by the Company promptly after receipt of notice thereof given by the Executive; or
     (ii) any failure by the Company to obtain the assumption and agreement to sponsor and administer the Plan by a successor or to cause an Affiliate, as applicable, to comply with the terms of the Plan as contemplated by Section 7(b) hereof.
     In no event shall the mere occurrence of a Change of Control, absent any further impact on an Executive, be deemed to constitute Good Reason. In no event shall the mere transfer of employment from the Company or an Affiliate to the Company or an Affiliate, absent any further impact on an Executive, be deemed to constitute Good Reason, notwithstanding any technical termination of employment in connection with such a transfer. Any termination of employment by the Executive for Good Reason that causes the Executive’s Employment Period to end shall be communicated to the Company by the Executive by a Notice of Termination within one hundred twenty (120) days of an Executive’s having actual knowledge of the events giving rise to such termination.
     (cc) Incumbent Directors. “Incumbent Directors means the persons who were directors of the Company at the beginning of any 24-month period.
     (dd) Long-Term Compensation. “Long-Term Compensation” means an Executive’s long-term incentive compensation.
     (ee) Notice of Termination. “Notice of Termination” means a written notice given consistent with the terms of the Plan that (i) indicates the specific termination provision in the Plan relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the termination date is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice). The failure by an Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing the Executive’s rights hereunder.
     (ff) Parachute Payments. “Parachute Payments” shall have the meaning ascribed to such term under Section 280G of the Code.

     (gg) Payment Cap. “Payment Cap” means the maximum amount which may be paid to the Executive under this Plan without the Executive becoming subject to Excise Tax as a result of all Covered Payments.
     (hh) Person. “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act, as supplemented by Section 13(d)(3) of the Exchange Act, and shall include any group (within the meaning of Rule 13d-5(b) under the Exchange Act); provided, however, that “Person” shall not include (i) the Company or any Affiliate, (ii) the MetLife Policyholder Trust (or any person(s) who would otherwise be described herein solely by reason of having the power to control the voting of the shares held by that trust), or (ii) any employee benefit plan (including an employee stock ownership plan) sponsored by the Company or any Affiliate.
     (ii) Plan. “Plan” means this MetLife Executive Severance Plan.
     (jj) Potential Change of Control. For the purposes of the Plan, a “Potential Change of Control” shall be deemed to have occurred if, during the term of the Plan:
     (i) a Person commences a tender offer, with adequate financing, which, if consummated, would result in such Person having Beneficial Ownership, of securities of the Company representing 10% or more of the combined Voting Power of the Company’s securities;
     (ii) the Company enters into an agreement the consummation of which would constitute a Change of Control;
     (iii) any Person other than the Company attempts, directly or indirectly, to replace more than 25% of the directors of the Company; provided, however, that any action taken in support of a nominee approved by a majority of the members of the Board then in office shall not be given any effect in determining whether a Potential Change of Control has occurred;
     (iv) any other event occurs which the Board declares to be a Potential Change of Control.
     (kk) Severance Pay. “Severance Pay means an amount equal to three times the sum of:
     (i) the Executive’s annual rate of Base Salary as then in effect; and
     (ii) the average of the Annual Bonuses awarded or granted to the Executive for the each of the three fiscal years of the Company (or, if less, the number of prior fiscal years during which Executive was an employee of the Company or an Affiliate) ended immediately prior to the date of a Change of Control for which an annual bonus amount had been determined by the Board (or any committee thereof) prior to the date of a Change of Control. If the Executive was employed by the Company or Affiliates (taken as a whole) for only a portion of any fiscal year included in the period for which the average referred to in the immediately preceding sentence is determined and the bonus awarded or granted for such fiscal year took into account such partial period of employment, such bonus for such fiscal year shall be annualized for purposes of calculating such average. If any fiscal year included in the period for which the average referred to in the first sentence of this Section 2(aa)(ii) is determined is an Executive’s first or second calendar year of employment by the Company or Affiliates (taken as a whole), and no annual bonus amount had been determined by the Board (or any committee thereof) prior to the date of a Change of Control, then the amount which was the mid-point of the Annual Bonus range for the Executive’s compensation grade used by the Company or Affiliates for compensation determination purposes for performance in the first of the two calendar years.
     (ll) Prior Date. “Prior Date” means the date, if any, prior to the End Date on which the Executive becomes eligible for comparable benefits under a similar plan, policy or program of a subsequent employer.
     (mm) Total Incentive Compensation. “Total Incentive Compensation” means the value of the Annual Bonus awarded or granted to an Executive attributable to a fiscal year plus the value of the Long-Term Compensation awarded or granted to the Executive attributable to that fiscal year.
     (nn) Voting Power. “Voting Power” means such number of Voting Securities as shall enable the holders thereof to cast all the votes which could be cast in an annual election of directors of a company, and “Voting Securities” shall mean all securities entitling the holders thereof to vote in an annual election of directors of a company.
     3. Obligations of the Company upon Termination. (a) Transfer of Employment. In no event shall the mere transfer of employment from the Company or an Affiliate to the Company or an Affiliate, absent any further impact on the Executive, be deemed to constitute a termination of employment, notwithstanding any technical termination of employment in connection with such a transfer.
     (b) Termination by the Company or an Affiliate other than for Cause and Termination by the Executive for Good Reason. The terms of this Section 3(b) shall apply to an Executive if and only if the Executive’s Employment Period ends because the Company or an Affiliate terminates the Executive’s employment (other than for Cause or due to Disability) or the Executive terminates his or her employment for Good Reason. The terms of this Section 3(b) shall not apply to an Executive if the Executive’s Employment Period ends due to death.

     (i) Severance Pay.
     (a) If the Executive’s Employment Period ends because the Company or an Affiliate terminates the Executive’s employment (other than for Cause or due to Disability), the Company shall pay the Severance Pay in a single lump sum in cash as soon as practicable after the Date of Termination but in no event more than thirty (30) days following the Date of Termination.
     (b) If the Executive’s Employment Period ends because the Executive terminates his or her employment for Good Reason, the Company shall pay the Severance Pay in a single lump sum in cash six (6) months after the Date of Termination.
     (ii) Continuation of Medical, Dental, and Long-Term Disability Benefits. The Executive (and, to the extent applicable, the Executive’s dependents) shall be entitled, after the Date of Termination until the End Date, to continue participation in all of the Continuing Benefit Plans; provided, however, that if the Executive’s Employment Period ends because the Executive terminates his or her employment for Good Reason, the Executive shall pay the Company or an Affiliate the COBRA Premiums as a condition of such continued participation; and provided further, however, that the participation by the Executive (and, to the extent applicable, the Executive’s dependents) in any Continuing Benefit Plan shall cease on the Prior Date. The Executive’s participation in the Continuing Benefit Plans will be on the same terms and conditions that would have applied had the Executive continued to be employed by the Company (or Affiliate, as applicable) through the End Date or the Prior Date. To the extent any such benefits cannot be provided under the terms of the applicable plan, policy or program, the Company shall provide a comparable benefit under another plan or from the Company’s general assets.
     (iii) Reimbursement of COBRA Premiums. If the Executive’s Employment Period ends because the Executive terminates his or her employment for Good Reason, the Company shall reimburse the Executive for any and all COBRA Premiums paid by the Executive, to the extent the Executive had paid the Company or an Affiliate the COBRA Premiums. The Company’s reimbursement shall be paid in cash six months after the Date of Termination.
     (iv) Additional Pension Credit. The Company (or Affiliate, as applicable) shall grant the Executive service credit, for purposes of all pension and defined benefit plans and arrangements of the Company and any Affiliate in which the Executive participates, through the earlier of (i) the third anniversary of the effective date of the Notice of Termination, or (ii) the sixty-fifth birthday of the Executive, such that when the Executive’s pension or defined benefit is determined such credited service will be taken into account. For greater clarity, neither the Company nor any Affiliate shall be required under this Section 3(b)(iv) to grant compensation credits under any cash-balance arrangement.

(c) Modification of Payments by the Company.
     (i) Application of Section 3(c) Hereof. In the event that any of the Covered Payments to an Executive would be an Excess Parachute Payment as defined in Section 280G of the Code, and would thereby subject the Executive to the Excise Tax, and the net after-tax benefit that the Executive would receive by applying the Payment Cap is greater than the net after-tax benefit the Executive would receive if the Payment Cap were not applied to Executive’s Covered Payments, then the Severance Pay payable to the Executive shall be reduced (but not below zero) so that the Severance Pay and all other Covered Payments do not exceed the amount of the Payment Cap.
     (ii) Calculation of Benefits. Promptly after delivery of any Notice of Termination, the Company shall notify the Executive of the aggregate present value of all Covered Payments to which the Executive would be entitled under the Plan and any other plan, program or arrangement as of the projected Date of Termination, together with the projected maximum payments, determined as of such projected Date of Termination that could be paid without the Executive being subject to the Excise Tax.
     (iii) Application of Section 280G of the Code. For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax:
     (a) such Covered Payments will be treated as Parachute Payments within the meaning of Section 280G of the Code, and all Parachute Payments in excess of the Base Amount shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of the Accountants, the Company has a reasonable basis to conclude that any amount or benefit paid or distributed to the Executive pursuant to the Plan, or any amounts or benefits otherwise paid or distributed to the Executive by the Company or any Affiliate under any other plan, agreement, or arrangement (in whole or in part), either do not constitute Parachute Payments or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the portion of the Base Amount allocable to such Covered Payments, or such Parachute Payments are otherwise not subject to such Excise Tax, and
     (b) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.
     (iv) Assumptions in Determining Net After-Tax Benefit. For purposes of determining whether the net after-tax benefit that the Executive would receive by applying the Payment Cap is greater than the net after-tax benefit the Executive would receive if the Payment Cap were not applied to Executive’s

Covered Payments, Executive shall be deemed to pay (a) Federal income taxes at the highest applicable marginal rate of Federal income taxation for the calendar year in which the first amounts are to be paid hereunder, and (b) any applicable state and local income taxes at the highest applicable marginal rate of taxation for such calendar year, net of the maximum reduction in Federal incomes taxes which could be obtained from the deduction of such state or local taxes if paid in such year.
     4. Non-exclusivity of Rights. Except as expressly provided herein, nothing in the Plan shall prevent or limit an Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any Affiliate and for which the Executive may qualify, nor shall anything herein limit or otherwise prejudice such rights as the Executive may have under any other agreements with the Company or any Affiliate, including employment agreements or stock option agreements.
     5. No Offset. The Company’s obligation to make the payments provided for in the Plan and otherwise to perform its obligations hereunder shall not be diminished or otherwise affected by any circumstances, including, but not limited to, any set-off, counterclaim, recoupment, defense or other right which the Company may have against an Executive or others whether by reason of the subsequent employment of the Executive or otherwise.
     6. Legal Fees and Expenses. If, on or after the date of a Change of Control, an Executive asserts any claim in any contest (whether initiated by the Executive or by the Company) as to the validity, enforceability or interpretation of any provision of the Plan, or any claim for any Earned Obligations (including but not limited to the timely payment of Earned Obligations under law or accordance with the terms of the applicable plan, program or arrangement), the Company shall pay the Executive’s legal expenses (or cause such expenses to be paid) including, but not limited to, the Executive’s reasonable attorney’s fees, on a quarterly basis, upon presentation of proof of such expenses in a form acceptable to the Company, provided that the Executive shall reimburse the Company for such amounts, plus simple interest thereon at the 90-day United States Treasury Bill rate as in effect from time to time, compounded annually, if the Executive shall not prevail, in whole or in part, as to at least one material issue as to the validity, enforceability or interpretation of any provision of the Plan or the Executive’s right to any Earned Obligations.
     7. Successors. (a) An Executive may not assign any rights under the Plan, other than by will or the laws of descent and distribution. An Executive’s rights shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
     (b) The Plan shall be binding upon the Company and its successors. The Company shall cause each Affiliate, as applicable, to comply with the terms of the Plan. The Company shall require any successor to all or substantially all of the business and/or assets of the Company, whether direct or indirect, by purchase, merger, consolidation, acquisition of stock, or otherwise, expressly to assume and agree to perform the terms of the Plan in the same manner and to the same extent as the Company would have been required to perform if no such succession had taken place.
     8. Unsecured Nature of Obligations. The Plan is an unfunded employee benefit plan established by the Company. Any obligation to pay benefits under this Plan are general, unsecured obligations of the Company that shall be paid out of the general assets of the Company, or an Affiliate on behalf of the Company.
     9. Plan Administrator. The Company is the administrator of the Plan with authority to control and manage the operation and administration of this Plan, and is designated the Plan’s agent for service of legal process. Unless otherwise determined by the Compensation Committee of the Company, the Chief Executive Officer of the Company, or designee thereof, shall carry out the Company’s responsibilities under the Plan. The Company shall not have the power to interpret and construe the provisions of the Plan in its discretion, nor have the power to decide any disputes that may arise as to the rights of an Executive to the benefits under the Plan. No provision of the Plan shall entitle the Company to standard of legal review of any of its decisions or determinations other than a plenary, de novo standard, or be construed to suggest that such standard of review is appropriate. The Company shall not have the power to adopt any rules, regulations, or procedures.
     10. Claims; Arbitration. Any dispute or controversy arising under or in connection with the Plan, including but not limited to a claim by any Executive asserting rights or benefits under the Plan, shall be resolved by binding arbitration. An Executive may, but shall be required to, submit a claim to the Company prior to asserting a claim in arbitration. An Executive shall not be required to follow any administrative process prior to asserting a claim in arbitration. The arbitration shall be held in New York City and except to the extent inconsistent with the Plan, shall be conducted in accordance with the Expedited Employment Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration (or such other rules as the parties may agree to in writing), and otherwise in accordance with principles which would be applied by a court of law or equity; provided for greater clarity, however, that in no event shall the arbitrator(s) be bound to follow the rules of evidence, discovery, or procedure that would applied by a court of law or equity. The arbitrator shall be acceptable to both the Company and the Executive. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by each of the parties and the third appointed by the other two arbitrators.
     11. Miscellaneous. (a) Entire Plan. This document constitutes the entire Plan. There are no promises, representations, inducements or statements by the Company with respect to this Plan other than those that are expressly contained herein.
     (b) Applicable Law. This Plan shall be governed by and construed in accordance with the Employee Retirement Income Security Act, and otherwise under the law of the United States or the State of New York, applied without reference to principles of conflict of laws. For purposes of the Insurance Law of the State of New York, upon the occurrence of a Change of Control this Plan shall be considered a contract having a term of three years, recognizing that no rights hereunder will arise unless and until a Change of Control shall occur.
     (c) Deferred Compensation Compliance. This Plan is intended to comply with Code Section 409A and shall be interpreted accordingly.
     (d) Plan Year. The Plan year shall be a calendar year.
     (e) Notices. All notices and other communications hereunder shall be in writing and shall be given by hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	at the home address of the Executive noted on the records of the Company

If to the Company:	MetLife, Inc.
One MetLife Plaza
Long Island City, New York 11101
Attn.: Corporate Secretary
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.
     (f) Tax Withholding. The Company shall withhold from any amounts payable under the Plan such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     (g) Severability; Reformation; Calculation of Amounts. In the event that one or more of the provisions of the Plan shall become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby. For purposes of the Plan, except for Section 3(c), the value of an amount or property awarded, granted, or paid to an Executive shall be determined notwithstanding any elective deferrals of payment.
     (h) Waiver. Waiver by any Executive of any breach or default by the Company of any of the terms of the Plan shall not operate as a waiver of any other breach or default, whether similar to or different from the breach or default waived. No waiver of any provision of the Plan shall be implied from any course of dealing between an Executive and the Company or from any failure by the Executive to assert the Executive’s rights hereunder on any occasion or series of occasions.

     (i) Captions. The captions of the Plan are not part of the provisions hereof and shall have no force or effect.
     IN WITNESS WHEREOF, pursuant to the approval of its Compensation Committee, the Company has caused the Plan to be executed by an authorized officer in its name on its behalf.

METLIFE, INC.

By:	/s/ Gwenn L. Carr

Title:	Senior Vice President

Date:	December 11, 2007

WITNESSED:	/s/ James N. Heston